OPKO Health Reports Second Quarter 2026 Business Highlights and Financial Results

Conference Call to Begin Today at 4:30 p.m. ET

MIAMI, July 27, 2026 – OPKO Health, Inc. (OPKO) (NASDAQ: OPK), a fully-integrated healthcare company focused on delivering next-generation solutions for serious diseases across established global markets, today reports business highlights and financial results for the second quarter ended June 30, 2026.

Highlights from the second quarter of 2026 and recent weeks included the following:

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ModeX presented data on multispecific antibody targeted in vivo CAR T cell programs at the American Society of Gene + Cell Therapy (ASGCT) Annual Meeting, with plans to enter Phase 1 studies later this year or in early 2027. Leveraging its multispecific technology, ModeX’s in vivo CAR T platform uses antibody-targeted lipid nanoparticles to deliver CAR-encoding genes directly to selected immune cell subsets, generating functional CAR T cells in vivo and potentially overcoming limitations of ex vivo and other in vivo CAR T approaches. Efforts are currently underway to begin a company-sponsored phase 1 study in autoimmune disease in late 2026 or early 2027 at the same time that opportunities for collaboration with large pharma partners are being explored.
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Initiated and enrolling patients in MDX2003 Phase 1 clinical trial in relapsed or refractory B-cell lymphoma. MDX2003 (CD19 x CD20 x CD3 x CD28) is a novel tetraspecific T-cell engager-expander designed to optimize sustained T-cell function and address the two most common and validated targets in lymphomas and leukemias. The MDX2003 Phase 1 study is evaluating safety, tolerability, pharmacokinetics, and preliminary anti-tumor activity in adults with B-cell lymphomas through dose-escalation and dose-expansion cohorts. B-cell lymphoma, a form of non-Hodgkin lymphoma represents the most common lymphoma subtype, accounting for approximately 85% of cases.
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Initiated MDX2301 Phase 1 clinical trial for the prevention of COVID-19, with plans to complete enrollment in the third quarter 2026 and early data to be presented in late 2026 or early 2027. MDX2301 is a tetravalent bispecific antibody designed to neutralize known SARS-CoV-2 variants while maintaining breadth and reducing the potential for resistance. The Phase 1 trial is evaluating safety, tolerability, and pharmacokinetics across multiple routes of administration in healthy volunteers and immunocompromised adults at high risk for severe COVID-19. This trial is being funded by the Biomedical Advanced Research and Development Authority (BARDA).
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Continued progress across additional ModeX clinical trials. MDX2001, a tetraspecific T cell engager directed to solid tumors that express Trop2 and c-Met, is proceeding with Phase 1 enrollment as planned. MDX2004 a trispecific immune rejuvenator that stimulates through CD3, CD28 and 4-1BBL, also continues Phase 1 enrollment as planned at sites in Australia and Israel.

We expect to report initial safety, tolerability, pharmacokinetic and immune data in the first half of 2027.
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Initiated the Phase 1/2a clinical study of OPK-88006 in healthy and presumed MASH participants. OPK-88006, a dual GLP-1/Glucagon agonist administered subcutaneously, has begun enrolling participants in the US. The objectives of this study are to assess the safety and pharmacokinetic of single ascending doses in healthy volunteers. Second part of the trial is to evaluate the clinical effects of OPK-88006 administered weekly for 16 weeks in presumed Metabolic Dysfunction Associated Steatohepatitis (MASH) subjects.
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OPKO Biologics presented preclinical data on long acting Growth Hormone Receptor Antagonist OPK8801001 at the Endocrine Society (ENDO) 2026 annual meeting, with plans to advance the program to clinical trials at the end of 2026. In animals, including non-human primates data showed that OPK8801001 achieved robust, dose-dependent, and sustained suppression of insulin-like growth factor-1 (IGF-1), a marker of disease activity in acromegaly, a rare endocrine disorder caused by excess growth hormone. The findings support its potential as a weekly alternative to current daily acromegaly treatments. In vitro, OPK8801001 showed ~20-fold greater growth hormone receptor antagonism than established Pegvisomant therapy.
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OPKO’s strategic partner, Entera Bio, presented preclinical data on the EB612 and EB618 pipeline programs at the Endocrine Society (ENDO) 2026 annual meeting, with ongoing studies advancing both programs toward first-in-human clinical evaluation. Both programs are being co-developed by OPKO and Entera. EB612 is a proprietary first-in-class long-acting PTH(1-34) analog formulated with Entera’s N-Tab® oral peptide platform. In preclinical models, EB612 achieved robust bioavailability and sustained increases in calcium, supporting its potential as an oral hormone replacement therapy for patients with hypoparathyroidism. EB618 is a first-in-class oral dual GLP-1/glucagon receptor agonist for obesity and metabolic disorders. In non-human primates, EB618 showed dose-proportional pharmacokinetics and a robust effect on blood glucose.

We are pleased to congratulate our partner, Entera Bio, on its announcement today of its oversubscribed $275 million private placement, which underscores the strength of its scientific platform and provides substantial support for the continued advancement of its development programs.

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Expanded Nicoya Agreement to Support RAYALDEE® Commercialization in Greater China. Under the amended agreement, OPKO received a 15% equity stake in Nicoya in exchange for a revised tiered royalty and transfer price schedule. In connection with the amendment, OPKO received an initial tranche of Series A-2 Preferred Shares and expects to close on the second equity issuance of Series A-2 Preferred Shares in the third quarter of 2026. The amended arrangement also expands the field of use while reinforcing Nicoya’s commitment to commercialize RAYALDEE in Greater China. The milestone structure under the original agreement remains unchanged with OPKO eligible to receive up to $115 million upon the achievement of development, regulatory and sales-based milestones.

Second Quarter Financial Results

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Consolidated: Consolidated total revenues for the second quarter of 2026 were $163.5 million compared with $156.8 million for the 2025 period, with the increase principally resulting from higher revenue from the transfer of intellectual property and other, partially offset by lower revenue from services following the September 2025 sale of our oncology assets to Labcorp. Operating loss for the second quarter of 2026 improved to $7.0 million compared with operating loss of $60.0 million for the corresponding 2025 quarter. Net loss for the second quarter of 2026 was $8.4 million, or $0.01 per share, compared with net loss of $148.4 million, or $0.19 per share, for the corresponding 2025 quarter.
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Pharmaceuticals: Revenue from products in the second quarter of 2026 was $42.9 million compared with $40.7 million in the second quarter of 2025, driven by higher sales volumes from OPKO’s Spanish and Mexican operations and by a positive net foreign exchange impact of $1.8 million. Revenue from Rayaldee increased to $8.1 million in the second quarter of 2026, compared to $7.2 million for the same period in 2025, primarily due to favorable gross-to-net adjustments. These positive drivers were partially offset by a decrease of approximately $1.7 million in product revenue from other international operations. Revenue from the transfer of intellectual property and other rose to $46.1 million, up from $15 million in 2025, primarily driven by $29.4 million in revenue recognized from shares received in connection with an amendment to our license agreement with Nicoya who is beginning to commercialize Rayaldee in China. Also contributing to the increases was higher partnership revenue, including NGENLA profit share of $6.4 million compared with $6.1 million in the corresponding 2025 quarter, as well as combined revenue from Eli Lilly and Regeneron of $4.3 million in the second quarter of 2026. The increase was partially offset by a decrease in revenue recognized under the BARDA contract, which totaled $5.0 million in the second quarter of 2026 compared with $6.5 million for the same period in 2025. Total costs and expenses were $88.2 million in the second quarter of 2026 compared with $84.4 million in the prior-year period. Operating income was $0.8 million in the second quarter of 2026, which included $18.5 million in depreciation and amortization expense, compared with operating loss of $28.7 million in the second quarter of 2025, which included $18.1 million of depreciation and amortization expense.
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Diagnostics: Revenue from services in the second quarter of 2026 was $74.5 million compared with $101.1 million in the prior-year period, which included $24.9 million of revenue related to the oncology assets sold to Labcorp in September 2025. Total costs and expenses were $69.8 million in the second quarter of 2026 compared with $119.3 million in the second quarter of 2025, which included $29.4 million of costs and expenses related to oncology assets that were sold to Labcorp. Operating expenses were offset by an earnout received of $18.1 million related to the assets sold to Labcorp in September 2025. Income from operations was $4.8 million in the second quarter of 2026, which included $3.9 million of depreciation and amortization expense, compared with operating loss of $18.2 million in the same 2025 period, which included $4.9 million of depreciation and amortization expense.
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Cash, cash equivalents, marketable securities and restricted cash: Cash, cash equivalents, marketable securities and restricted cash were $314.4 million as of June 30, 2026. As of June 30, 2026, approximately $105.3 million of OPKO’s common stock had been repurchased under the program authorized in July 2025, including $13.2 million in the second quarter of 2026. Approximately $94.7 million remained authorized and available for future repurchases.

Financial Guidance

The table below contains financial guidance for the 2026 third quarter and full year financial guidance (in millions):

	For the three months ended		For the year ended
	September 30, 2026		December 31, 2026
	Low	High	Low	High
Revenue:
Services revenue	$73	$78	$296	$306
Product revenue	40	44	164	174
IP and other revenue	16	20	100	105
Total revenue	131	142	560	585

Included in revenue
Pfizer gross profit share	8	10	34	37
BARDA	5	7	18	22

Total costs and expenses	180	190	710	740

R&D included in costs and expenses	34	38	125	135

Conference Call and Webcast Information

OPKO’s senior management will provide a business update, discuss second quarter financial results, provide financial guidance and answer questions during a conference call and live audio webcast today beginning at 4:30 p.m. ET. Participants are encouraged to pre-register for the conference call here. Callers who pre-register will receive a unique PIN to gain immediate access to the call and bypass the live operator. Participants may register at any time, including up to and after the call start time. Those unable to pre-register may participate by dialing 833-630-0584 (U.S.) or 412-317-1815 (International). A webcast of the call can also be accessed through OPKO’s Investor Relations here.

A telephone replay will be available until August 5, 2026, by dialing 855-669-9658 (U.S.) or 412-317-0088 (International) and providing the passcode 2140261. A webcast replay will be available beginning approximately one hour after the completion of the live conference call here.

About OPKO Health

OPKO is a multinational biopharmaceutical and diagnostics company that seeks to establish industry-leading positions in large, rapidly growing markets by leveraging its discovery, development and commercialization expertise, and novel and proprietary technologies. For more information, please visit www.opko.com.

Cautionary Statement Regarding Forward Looking Statements

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning, including statements regarding expected financial performance and expectations regarding the market for and sales of our products, including whether and when Phase 1 study for the multispecific targeted in vivo Car T cell programs will be initiated and whether data will be positive, whether and when we will complete the clinical studies initiated for each of MDX2301 and MDX2003, and whether final study data will be positive for one or both studies, whether data will support marketing approval, our ability to develop and commercialize each of MDX2301 and MDX2003, whether MDX2301 is capable of effectively preventing COVID-19, whether each of MDX2301 and MDX2003 will be safe and tolerable, or have any impact on the severity of disease, whether the studies for each of MDX2001 and MDX2004 will continue to progress, whether OPK-88006 data will show positive safety and pharmacokinetic outcomes, whether OPK8801001 will enter clinical trials and the data will be positive, whether EB612 and EB618 study results are reproducible in humans, expectations regarding the products, their efficacy and market potential, whether our expanded collaboration with Nicoya will be successful and Nicoya will be able to commercialize Rayaldee, whether our product development efforts will be successful and whether the expected benefits of our products will be realized, including whether preclinical data will be indicative of clinical data should any of our preclinical programs progress into clinical development, whether the relationship with our commercial and strategic partners will be successful, whether our commercial and strategic partners will be able to commercialize our products and successfully utilize our technologies, whether we will continue to successfully advance products in our pipeline and whether they can be commercialized, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our Annual Reports on Form 10-K filed and to be filed with the Securities and Exchange Commission and under the heading “Risk Factors” in our other filings with the Securities and Exchange Commission, as well as the continuation and success of our relationship with our commercial partners, liquidity issues and the risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Contacts:

Alliance Advisors IR

Vivian Cervantes, 973-873-7724

vcervantes@allianceadvisors.com

—Tables to Follow—

OPKO Health, Inc. and Subsidiaries

Summary of Revenues

(in millions)

Unaudited

	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025
Diagnostics revenue
Core diagnostics	$68.2	$69.3	$134.0	$139.8
4Kscore Test	6.3	6.9	12.7	13.4
Divested revenue	-	24.9	-	50.8
Revenue from services	74.5	101.1	146.7	204.0

Pharmaceutical revenue
International Operations	34.8	33.5	66.6	62.1
Rayaldee	8.1	7.2	14.4	13.5
Revenue from products subtotal	42.9	40.7	81.0	75.6

NGENLA royalty and profit sharing, and cost sharing	6.4	6.1	12.8	10.6
BARDA	5.0	6.5	9.0	13.5
Regeneron	1.1	-	2.1	-
Other royalties and milestones	33.6	2.4	36.2	3.1
Revenue from transfer of intellectual property and other subtotal	46.1	15.0	60.1	27.2
Total pharmaceutical revenue	89.0	55.7	141.1	102.8
Total revenues	$163.5	$156.8	$287.8	$306.8

OPKO Health, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)

Unaudited

	As of
	June 30, 2026	December 31, 2025
Assets:
Cash, cash equivalents, and current restricted cash	$300.8	$369.1
Accounts receivable, net	81.9	90.3
Inventory, net	61.8	65.8
Other current assets	55.7	56.7
Total current assets	500.2	581.9
In-process research and development and goodwill	676.5	679.3
Other assets	652.7	670.7
Total Assets	$1,829.4	$1,931.9

Liabilities and Equity:
Accounts payable	$50.1	$41.1
Accrued expenses	77.7	84.4
Other current liabilities	21.6	21.1
Total current liabilities	149.4	146.6
Long-term portion of convertible notes	89.8	85.0
Senior secured royalty financing	246.8	246.4
Deferred tax liabilities, net	108.2	126.3
Other long-term liabilities, principally leases, and lines of credit	51.0	59.6
Total Liabilities	645.2	663.9
Equity	1,184.2	1,268.0
Total Liabilities and Equity	$1,829.4	$1,931.9

OPKO Health, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in millions, except share and per share data)

Unaudited

	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025
Revenues
Revenue from services	$74.5	$101.1	$146.7	$204.0
Revenue from products	42.9	40.7	81.0	75.6
Revenue from transfer of intellectual property and other	46.1	15.0	60.1	27.2
Total revenues	163.5	156.8	287.8	306.8
Costs and expenses
Cost of service revenues	58.4	82.4	114.6	166.9
Cost of product revenues	25.1	25.0	47.4	47.8
Selling, general and administrative	52.9	59.6	101.6	118.7
Research and development	33.2	30.3	62.4	61.2
Amortization of intangible assets	19.0	19.5	37.9	39.3
Gain on sale of assets	(18.1)	0.0	(18.1)	0.0
Total costs and expenses	170.5	216.8	345.8	433.9
Operating loss	(7.0)	(60.0)	(58.0)	(127.1)
Other expense, net	(6.4)	(102.5)	(16.4)	(108.8)
Loss before income taxes and investment losses	(13.4)	(162.5)	(74.4)	(235.9)
Income tax benefit	5.0	14.1	11.1	19.8
Loss before investment losses	(8.4)	(148.4)	(63.3)	(216.1)
Loss from investments in investees	(0.0)	(0.0)	(0.0)	(0.0)
Net loss	$(8.4)	$(148.4)	$(63.3)	$(216.1)
Loss per share, basic and diluted	$(0.01)	$(0.19)	$(0.08)	$(0.31)
Weighted average common shares outstanding, basic and diluted	755,267,276	788,006,992	757,061,876	700,684,863

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